Exhibit 3.1

SIX FAGS ENTERTAINMENT CORPORATION

CERTIFICATE OF ELIMINATION

OF THE

SERIES B JUNIOR PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Six Flags Entertainment Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to its Restated Certificate of Incorporation, as amended, the Board of Directors adopted the following resolutions effective April 1, 2021, approving the elimination of the Series B Junior Preferred Stock:

WHEREAS, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Company’s Restated Certificate of Incorporation, as amended, the Company duly adopted, authorized and designated 100,000 shares of Series B Junior Preferred Stock, par value $1.00 per share (the “Series B Junior Preferred Stock”), as evidenced by the Certificate of Designations of Series B Junior Preferred Stock (the “Series B Certificate of Designations”) with respect to such Series B Junior Preferred Stock filed with the Secretary of State of the State of Delaware on March 31, 2020; and

WHEREAS, no shares of Series B Junior Preferred Stock are outstanding and none will be issued pursuant to the Series B Certificate of Designations; and

WHEREAS, the Board of Directors deems it advisable and in the best interest of the Company and its stockholders to eliminate the Series B Junior Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series B Junior Preferred Stock are outstanding, and none will be issued pursuant to the Series B Certificate of Designations; and

RESOLVED, FURTHER, that the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, General Counsel & Chief Administrative Officer, and Corporate Secretary be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate the Series B Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series B Preferred Stock with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A.

2. In accordance with Section 151(g) of the DGCL, the Restated Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series B Junior Preferred Stock and all other matters set forth in the Series B Certificate of Designations and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer this 1st day of April, 2021.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Laura W. Doerre
	Name:	Laura W. Doerre
	Title:	EVP, General Counsel & Chief Administrative Officer